Exhibit 10.1

INDEPENDENT CONTRACTOR AND DIRECTOR FEE TERMINATION AGREEMENT AND RELEASE

This Independent Contractor and Director Fee Termination Agreement and Release (“Agreement”) is made and entered into as of March 25, 2024 (the “Effective Date”) by and between Bruce Horowitz, a California citizen (“Contractor”), and Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Contractor was engaged as an independent contractor with Company pursuant to that certain Independent Contractor Agreement, dated as of April 19, 2017, by and between Contractor and the Company, as amended by Amendment No. 1, dated as of May 9, 2017, and Amendment No. 2, dated as of May 8, 2019 (the “Independent Contractor Agreement”); and

WHEREAS, Contractor has submitted invoices to the Company pursuant to the Independent Contractor Agreement in the aggregate amount of $508,000, which invoices are currently unpaid;

WHEREAS, Contractor is also a member of the Board of Directors of Company and has accrued director fees in the amount of $469,000; and

WHEREAS, the Parties wish to terminate the Independent Contractor Agreement and have Contractor resign from the Board of Directors and resolve any and all disputes, claims, complaints, actions, petitions, and demands that the Contractor may have against the Company (other than any claims arising solely from Contractor’s status as a noteholder or shareholder of the Company), including, but not limited to, any and all claims arising out of or in any way related to the performance of services provided under the Independent Contractor Agreement and Contractor’s service as a director of the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Contractor hereby agree as follows:

COVENANTS

1. Termination. Subject to the terms and conditions of this Agreement, the Parties hereby mutually agree to terminate the Independent Contractor Agreement effective as of the Effective Date. From and after the Effective Date, the Independent Contractor Agreement will be in no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate, except to the extent that the Independent Contractor Agreement specifically provides that a provision survive the termination of the Independent Contractor Agreement.

2. Consideration. Company agrees that it shall pay (via wire transfer to be provided to the Company) to Contractor the sum of Seven Hundred Fifty Thousand Dollars ($750,000), provided as follows:

a. Initial Payment. The Company agrees to pay Contractor an initial lump sum payment of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Initial Payment”). The Initial Payment will be made to Contractor within two (2) business days of the execution by Contractor of this Agreement. However, if the Initial Payment is not paid as agreed, the entire sum of $977,000 shall immediately be due and payable.

b. Second Payment. The Company agrees to pay Contractor a second lump sum payment of Two Hundred Fifty-Eight Thousand Dollars ($258,000.00) (the “Second Payment”) on or before June 30, 2024. If the Second Payment in the amount of Two Hundred Fifty-Eight Thousand Dollars ($258,000.00) is paid on or before June 30, 2024, then the Company shall have no obligation to pay the remaining balance of Two Hundred Forty-Two Thousand Dollars ($242,000.00). If the Company does not pay Contractor the Second Payment on or before June 30, 2024, then the amount of the Second Payment due hereunder shall be Five Hundred Thousand Dollars ($500,000.00).

3. Receipt of All Payments. Contractor specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Contractor compensation for any services under the Independent Contractor Agreement, services as a director or committee member of the Board of Directors of the Company, or any other services that Contractor rendered to the Company. Contractor acknowledges and represents that, after the Company pays to Contractor the consideration set forth in this Agreement, then the Company will have paid all payments, fees, reimbursable expenses, and any and all other compensation due to Contractor. Nothing herein shall affect or modify Contractor’s rights as a noteholder or shareholder.

4. Resignation as Officer and Director. Contractor hereby resigns from the Board of Directors of the Company and as Chief Operating Officer of the Company and from any other officer and director positions held with the Company or any of its Australian related entities or subsidiaries, and relinquishes, and agrees that Contractor shall no longer have, any authority to be a signatory to or to bind the Company to any contract, whether actual, implied, or apparent, in each case effective as of the Effective Date.

5. Release of Claims.

a. In consideration of the covenants, agreements, and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement, except for (i) any Claims arising solely from Contractor’s status as a noteholder or shareholder of the Company, (ii) any surviving obligations under the Independent Contractor Agreement and (iii) Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Agreement. Nothing herein shall affect or modify Contractor’s rights as a noteholder or shareholder.

b. Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 5, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party’s decision to enter into it and grant the release contained in this Section 5. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 5, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasors expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

6. Protected Rights. THIS AGREEMENT IS NOT INTENDED IN ANY WAY TO LIMIT CONTRACTOR’S RIGHT OR ABILITY TO: (A) BRING A LAWSUIT AGAINST THE COMPANY TO ENFORCE THE COMPANY’S OBLIGATIONS UNDER THIS AGREEMENT; (B) MAKE ANY DISCLOSURE OF INFORMATION REQUIRED BY LAW; (C) REPORT A POSSIBLE VIOLATION OF ANY FEDERAL LAW OR REGULATION TO ANY GOVERNMENT AGENCY OR ENTITY INCLUDING BUT NOT LIMITED TO THE Equal Employment Opportunity Commission (“EEOC”), THE NATIONAL LABOR RELATIONS BOARD (“NLRB”), THE DEPARTMENT OF JUSTICE (“DOJ”), THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), CONGRESS, AND ANY AGENCY INSPECTOR GENERAL, OR MAKING DISCLOSURES THAT ARE PROTECTED UNDER THE WHISTLEBLOWER PROVISIONS OF ANY LAW; (D) INITIATE, PROVIDE INFORMATION TO, TESTIFY AT, PARTICIPATE, OR OTHERWISE ASSIST, IN ANY INVESTIGATION OR PROCEEDING BROUGHT BY ANY FEDERAL REGULATORY OR LAW ENFORCEMENT AGENCY OR LEGISLATIVE BODY, SUCH AS THE EEOC AND SEC, ANY SELF- REGULATORY ORGANIZATION, OR THE COMPANY’S LEGAL, COMPLIANCE, OR OTHER OFFICERS RELATING TO AN ALLEGED VIOLATION OF ANY FEDERAL, STATE, OR MUNICIPAL LAW; OR (E) RESPOND TO ANY INQUIRY FROM SUCH AUTHORITY, INCLUDING AN INQUIRY ABOUT THE EXISTENCE OF THIS AGREEMENT OR ITS UNDERLYING FACTS. THIS AGREEMENT DOES NOT REQUIRE YOU TO NOTIFY THE COMPANY OF ANY SUCH COMMUNICATIONS OR INQUIRY DESCRIBED IN THIS SECTION OF THE AGREEMENT.

7. No Pending Claims or Assignments. Contractor represents and warrants that there are no claims, charges, lawsuits, or any similar matters of any kind filed by him or on his behalf or for his benefit currently pending against the Company or its Releasees in any forum whatsoever, including, without limitation, in any state or federal court, or before any before any federal, state, or local administrative agency, board or governing body. Contractor also represents and warrants that there has been no assignment or other transfer of any interest in any claim he may have against the Company or its Releasees, and Contractor agrees to indemnify and hold them and each of them, harmless from any liability, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by them or any of them, as a result of any person asserting any such assignment or transfer. This indemnity shall not require payment as a condition precedent to recover by the Company or its Releasees against Contractor under this indemnity.

8. No Pending or Future Lawsuits.

a. Contractor represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of its Releasees. Contractor also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of its Releasees.

b. The Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Contractor or his Releasees. The Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against Contractor or his Releasees.

9. Trade Secrets/Confidential and Proprietary Business Information/Company Property. Contractor reaffirms and agrees to observe and abide by the terms of the confidentiality provisions contained in the Independent Contractor Agreement, specifically including the provision therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary business information (Section 8). Contractor agrees that he will not disclose the Company’s trade secrets and confidential and proprietary information. Contractor’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Contractor by the Company, developed or obtained by Contractor in connection with his engagement as an independent contractor with the Company, or otherwise belonging to the Company.

10. Solicitation of Customers/Solicitation of Company Employees. Contractor reaffirms and agrees to observe and abide by the terms of the customer non-solicitation provision (Section 9) and employee non-solicitation provision (Section 10) contained in the Independent Contractor Agreement.

11. D&O Insurance. Contractor shall continue to be a covered party under the Company’s directors and officers (D&O) liability insurance policy, at Company’s expense, for two years following the Effective Date.

12. Standstill. Unless approved in advance in writing by the Board of Directors of the Company, Contractor agrees that he will not, for a period of five (5) years after the Effective Date, directly or indirectly:

(a) make any statement or proposal to the Board of Directors of the Company, any of the Company’s representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation, or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities, or assets, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors, or policies of the Company, or (v) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 12(a);

(b) instigate, encourage, or assist any third party (including forming, joining or participating in a “group” as defined in the Exchange Act and the rules promulgated thereunder) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 12(a);

(c) take any action that would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in Section 12(a);

(d) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities, or assets (other than upon the conversion or exercise of any derivative securities of the Company held by Contractor as of the Effective Date); or

(e) enter into any discussions or arrangements with any person or entity with respect to any of the foregoing.

13. No Cooperation. Contractor agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any of its Releasees, unless under a subpoena or other court order to do so. Contractor agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company or any of its Releasees, Contractor shall state no more than that he cannot provide counsel or assistance.

14. Mutual Nondisparagement. Each Party agrees to refrain from any disparagement, defamation, libel, or slander of the other Party, and agrees to refrain from any tortious interference with the contracts and relationships of the other Party.

15. No Admission of Liability. Contractor understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Contractor. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Contractor or to any third party.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Contractor represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Contractor represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Contractor has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Contractor concerning the subject matter of this Agreement and Contractor’s separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Contractor’s relationship with the Company.

21. No Oral Modification. This Agreement may only be amended in a writing signed by Contractor and the Company.

22. Governing Law; Arbitration. This Agreement is made and entered into in the State of Delaware and shall be interpreted, enforced and governed by the laws of that state. The appropriate state or federal court in Delaware will be the exclusive jurisdiction and venue for any dispute arising out of this Agreement.

23. Dispute Resolutions. The parties will conduct good faith negotiations to resolve any dispute. Failing resolution, any dispute arising under this Agreement will, at the request of either party, be submitted for binding arbitration to ADR Arbitration and Mediation Service of Wilmington, Delaware, or other mutually agreed upon third party. This agreement to arbitrate is governed by and enforceable under the Federal Arbitration Act. The arbitration shall occur within ninety (90) days after filing. Arbitration will be conducted with a single neutral arbitrator pursuant to the ADR Rules in effect on the date this Agreement is signed. The parties will have the right to participate in the selection of the arbitrator. The arbitrator can order the same individual remedies that a judge could in a court of law, including injunctive relief, attorneys’ fees, and exemplary damages, and has the authority to consider motions to dismiss and motions for summary judgment. The arbitrator shall issue a written decision (“Decision”) within thirty (30) days of the conclusion of the arbitration hearing. The Decision will state the disposition of each claim and the relief, if any, awarded as to each claim. The Decision will include a concise written statement of the reasons for the award, if any, and will state the essential findings and conclusions on which the award is based. Notwithstanding this arbitration provision, requests for injunctive and other provisional relief may also be made in any court of competent jurisdiction. Any action to enforce the arbitration award or otherwise must be maintained in the State or Federal Courts in Delaware.

24. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

25. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. Attorneys’ Fees. In the event of any arbitration or litigation arising from or related to this litigation, the prevailing party, in addition to all other remedies, shall be entitled to their reasonable attorneys’ fee and costs.

27. Intellectual Property Matters. Nothing herein shall affect or modify the Company’s rights under any patent assignments executed by Contractor in favor of the Company, and Contractor hereby assigns to the Company all intellectual property rights created by Contractor and related to his engagement by the Company, including but not limited to patents, patent applications, improvements thereon, and trade secrets. With respect to patents or patent applications in which Contractor is listed as an inventor, Contractor agrees to provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of such patent applications and perform any affirmative acts required by the Company to maintain its patent rights, all at the expense of the Company. Contractor agrees to perform, upon request, any affirmative acts to obtain Letters Patent of the United States and in any foreign countries for such intellectual property and to vest in the Company, its successor, legal representatives, and assigns all rights therein, so that the intellectual property will be held and enjoyed by the Company, its successor, legal representatives, and assigns to the full end of the term for which said Letters Patent may be granted as fully and entirely as the same would have been held and enjoyed by Contractor if this assignment had not been made. In the event that any application, Letters Patent and/or such intellectual property becomes involved in interference or any other contested matter, Contractor agrees to cooperate to the best of his ability with the Company, its successor, legal representatives, and assigns in the matters of preparing and executing the preliminary statement or other such document and giving and producing evidence in support thereof. Contractor shall be at no cost or expense whatsoever with regard to any request made by the Company pursuant to this Section 27.

28. Successors and Assigns. This Agreement will inure to the benefit of, and is binding upon, the Parties hereto and their respective successors, assigns and heirs.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Provectus Biopharmaceuticals, Inc.

Dated: March 25, 2024	By:	/s/ Heather Raines
Heather Raines, CPA
Chief Financial Officer

Bruce Horowitz

Dated: March 25, 2024	/s/ Bruce Horowitz